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                                                                    EXHIBIT 99.1

Neuberger Berman Inc.                                      Neuberger Berman logo
605 Third Avenue
New York, N.Y. 10158-3698
Tel 212.476.9000

FOR IMMEDIATE RELEASE


Contact:
Robert Matza
Executive Vice President
Chief Operating Officer
Neuberger Berman
(212) 476-9808



               NEUBERGER BERMAN INC. DECLARES 3-FOR-2 STOCK SPLIT
                  AND ANNOUNCES INCREASE IN QUARTERLY DIVIDEND

NEW YORK, July 24, 2001... Neuberger Berman Inc. (NYSE: NEU) today announced that its Board of Directors has declared a 3-for-2 split in the Company's common stock in the form of a 50% stock dividend, payable on August 16, 2001, to stockholders of record on August 1, 2001.

The Board also approved an increase in the quarterly cash dividend to 7 1/2 cents per share on a post-split basis, payable on August 16, 2001, to stockholders of record on August 1, 2001. This reflects a 12 1/2 % increase in the cash dividend.
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Jeffrey B. Lane, President and Chief Executive Officer, said, "These Board actions reflect our commitment to sharing the benefits of our firm's success with our stockholders, and continued confidence in Neuberger Berman's future."

Neuberger Berman Inc. through its subsidiaries is an investment advisory company with $58.2 billion in assets under management, as of June 30, 2001. For more than 60 years, the firm has provided clients with a broad range of investment products, services and strategies. The Company engages in private asset management, wealth management services, tax planning and personal and institutional trust services, mutual funds and institutional management, and professional securities services for individuals, institutions, corporations, pension funds, foundations and endowments. Its website, and this news release, can be accessed at www.nb.com.

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Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Company's products' performance, a general downturn in the economy, competition from other companies, changes in government policy or regulation, inability of the Company to attract or retain key employees, inability of the Company to implement its operating strategy and acquisition strategy, inability of the Company to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.